UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 8, 2006

(Date of report)

June 7, 2006

(Date of earliest event reported)

Sotheby's Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	1-9750	38-2478409
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38500 Woodward Avenue, Suite 100 Bloomfield Hills, Michigan		48303
(Address of principal executive offices)		(Zip Code)

(248) 646-2400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2006, Sotheby's Holdings, Inc., a Michigan corporation (“Sotheby’s”), Robert C. Noortman and Arcimboldo S.A., a private limited liability company incorporated under the laws of Luxembourg, (“Arcimboldo”) entered into a sale and purchase agreement (the “Purchase Agreement”), pursuant to which Sotheby’s acquired all the issued and outstanding shares of capital stock of Noortman Master Paintings B.V., a company incorporated under the laws of the Netherlands (the “Company”), one of the world’s leading dealers in Old Master Paintings. The Company is based in Maastricht, the Netherlands. Mr. Noortman is the sole shareholder of Arcimboldo and is guaranteeing the obligations of Arcimboldo under the Purchase Agreement.

Pursuant to the Purchase Agreement, Sotheby’s paid initial consideration (the “Initial Consideration”) in the form of 1,946,849 shares of Sotheby’s Class A Limited Voting Common Stock (“Sotheby’s Shares”), which, based on the closing price of Sotheby’s Shares on the New York Stock Exchange of $25.30 per share on June 6, 2006, has a value of approximately $49,255,280. In addition to the Initial Consideration, Sotheby's acquired the Company subject to approximately $26 million of indebtedness consisting of a $17 million long-term non-interest bearing note payable to Arcimboldo over a period of three years and $9 million of bank debt that was repaid upon the closing of the transaction.

Arcimboldo will also receive up to an additional 486,712 Sotheby’s Shares (the “Additional Consideration”) if the Company achieves certain targeted performance criteria specified in the Purchase Agreement during the five years following the closing of the transaction and if Mr. Noortman continues to be employed by the Company. Based on the closing price of Sotheby’s Shares on the New York Stock Exchange of $25.30 per share on June 6, 2006 the Additional Consideration has a value today of approximately $12,313,814. The Additional Consideration is being held in escrow pursuant to an escrow agreement dated June 7, 2006, among the parties to the Purchase Agreement and LaSalle Bank National Association. If the Company fails to achieve a minimum level of financial performance during the five years following the closing of the transaction, up to 20% of the Initial Consideration will be transferred back to Sotheby’s.

The Purchase Agreement also provides for certain restrictions on the transfer of Sotheby's Shares received by Arcimboldo. Absent certain limited exclusions, Arcimboldo may not transfer any of the Sotheby’s Shares that it received as Initial Consideration for a period of two years after the closing, and may not transfer 20% of the Sotheby’s Shares that it received as Initial Consideration for a period of five years after the closing.

Sotheby’s, Arcimboldo and Mr. Noortman also made customary warranties and covenants in the Purchase Agreement, including certain post-closing business covenants of Sotheby’s and certain non-competition and non-solicitation covenants of Arcimboldo and Mr. Noortman for a period of five years following closing. Mr. Noortman also entered into a seven-year employment agreement with the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

As disclosed under Item 1.01, Sotheby's acquired the Company subject to approximately $26 million of indebtedness consisting of a $17 million long-term non-interest bearing note payable to Arcimboldo over a period of three years and $9 million of bank debt that was repaid upon the closing of the transaction.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

The Sotheby’s Shares issued to Arcimboldo under the Purchase Agreement were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Pursuant to the Purchase Agreement, Arcimboldo has represented that it is an accredited investor as defined in Rule 501(a) under the Securities Act, and that it is acquiring the Sotheby’s Shares for its own account for investment and not with a view to the resale or distribution of the Sotheby’s Shares. Arcimboldo has also agreed to certain transfer restrictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S HOLDINGS, INC.

By:	/s/ Michael L. Gillis
Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer

Date:	June 8, 2006